EXHIBIT 10.47

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

         This Amended and Restated Employment Agreement (the "Agreement") by and between Motient Corporation, a corporation organized under the laws of the State of Delaware ("Company"), and Robert Macklin ("Employee") is hereby entered into effective as of March 8, 2006, and amends and restates the Employment Agreement entered into as of November 21, 2005 (the "Effective Date").

                                    RECITALS

         WHEREAS, the Company desires to employ Employee as Vice President, General Counsel and Secretary of the Company (or, at the discretion of the Company, as Vice President, General Counsel and Secretary of TerreStar Networks Inc. ("TerreStar") and Motient Communications Inc. ("Communications")), and Employee desires to accept employment with the Company as such (or, at the discretion of the Company, as Vice President, General Counsel and Secretary of TerreStar and Communications) all on the terms and conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

         1. Employment and Duties.

         (a) The Company hereby employs Employee as Vice President, General Counsel and Secretary of the Company to be headquartered in Lincolnshire, Illinois. As such, Employee shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Employee's position as the Vice President, General Counsel and Secretary. Employee hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his time, attention and efforts to promote and further the business and interests of the Company and its subsidiary entities (including joint ventures) or any other entity within the current or future ownership structure. Employee agrees and acknowledges that the Company may designate Employee as Vice President, General Counsel and Secretary of TerreStar and Communications rather than as Vice President, General Counsel and Secretary of the Company; provided that the Company shall do so in the event that the Company's investment in TerreStar becomes the Company's primary asset, or in the event that the Company merges with or into TerreStar. In such event, Employee shall receive compensation (including but not limited to salary, bonus and stock option grants) equivalent to other TerreStar Senior Vice Presidents, without regard to past compensation paid to Employee, and without prejudice to any term of this Agreement more favorable to Employee than such TerreStar compensation package.

         (b) The Company and Employee agree that this Agreement may be assigned to any majority-owned subsidiary of the Company or any other majority-owned entity (in either case, and including any successor in interest through merger or otherwise, the "Successor Employer") within the current or future ownership structure. In the event of any such assignment, the Company and the Successor Employer shall each be directly and jointly and severally responsible for the timely and full satisfaction of all obligations of the Company as set forth in this Agreement. References to the Company shall include and also mean each Successor Employer.

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         (c) Subject to the specific terms of this Agreement, Employee shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

         (d) Employee shall not, during the term of his employment hereunder, engage in any other business activity pursued for gain, profit or other pecuniary advantage. The foregoing limitations shall not be construed as prohibiting Employee from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made.

         2. Compensation. For all services rendered by Employee, the Company shall pay to Employee the following compensation:

         (a) Base Salary. The base salary payable to Employee during the term shall be not less than $175,000 per year, payable in accordance with the Company's normal payroll procedures, but not less frequently than monthly. Such base salary will be increased by four (4%) percent annually during the term of this Agreement and may be increased by a larger amount from time to time, at the discretion of the Company's Board of Directors in light of the Employee's position, responsibilities and performance, and, as increased from time to time, may not be reduced.

         (b) Benefits. Employee shall be entitled to retirement and health and welfare benefits as provided by the Company from time to time to, and on a basis which is as least as favorable as that provided to, other similarly situated employees of the Company.

         (c) Performance Bonus. Employee shall be entitled to Performance Bonuses as follows:

         (i) For 2005, Employee shall be paid a Performance Bonus of $89,300, which amount the Company acknowledges and agrees that Employee has earned by services rendered by Employee to the Company through (and including) the Effective Date and that the payment of such amount is unconditional. The aforesaid amount shall be paid to the Employee on the first to occur of: (1) the Closing (as defined below); (2) termination of Employee's employment, without regard to whether such termination is effected by the Employee or the Company, is effected with or without Cause or Good Reason (as discussed below), or does or does not entitle Employee to Severance Payment (as discussed below); or (3) December 31, 2005.

         (ii) Employee will be eligible to receive for each Company fiscal year after 2005 a performance bonus of up to a maximum of thirty-five percent (35%) of Base Salary upon the achievement of performance goals to be established in a Bonus Plan at a later date (or based upon the achievement of other Company-wide performance objectives established by the Company, if no such Bonus Plan exists).

         (d) Vacation/Holidays. Employee is entitled to paid time off ("PTO"), pursuant to the policies of the Company then in place; provided that such amount of PTO shall not be less than twenty (20) days per annum.

         (e) Deferrals. The Company shall not take or fail to take any action, which action or failure to act, either alone or together with other facts and conditions, would result in adverse tax treatment of the Employee under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder. This shall include, but shall not be limited to, the deferral of payments or other events as necessary to comply with Section 409A(a)(2)(B) of the Code, to the extent applicable.

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         3. Term; Termination; Rights on Termination; Severance Payment.

         (a) The term of this Agreement shall begin on the Effective Date and continue for two (2) years. The term shall be automatically extended each year for another twelve months, unless either party gives notice three (3) months in advance of its termination date of his or its intent to terminate the Agreement, or unless terminated sooner as specifically provided herein.

         (b) This Agreement and Employee's employment may be terminated in any of the following ways:

         (i) Death. The death of Employee shall immediately terminate this Agreement and no Severance Payment as defined below will be due Employee's estate;

         (ii) Disability. If Employee becomes entitled to receive benefits under an insured long-term disability plan of the Company that includes its officers, either the Employee or the Company may terminate Employee's employment hereunder with no Severance Payment due Employee;

         (iii) By Company with Cause. The Company may terminate this Agreement and Employee's employment upon written notice to Employee for "Cause," which shall be: (1) Employee's willful failure in the performance or nonperformance of any of Employee's duties and responsibilities hereunder; (2) Employee's dishonesty or fraud with respect to the business, reputation or affairs of the Company; (3) Employee's conviction of a felony crime involving moral turpitude; or (4) Employee's willful failure to abide by any substantial lawful policy or directive of the Company. Employee's absence during a required or permitted leave of absence shall not constitute Cause. The Company recognizes that the audit committee of the board of directors of the Company has investigated certain matters that are substantially similar to ongoing litigation in Delaware initiated by affiliates of James Dondero. Based on this investigation, the Company hereby agrees that no wrongdoing has occurred with respect to the allegations in such lawsuits, and in no event shall such allegations give rise to a termination of the Employee for "Cause." Prior to termination of Employee for "Cause" pursuant to clauses (1) or (4) above, Company shall, to the extent reasonably practicable, grant Employee five (5) business days' written notice to cure any defect giving rise to such "Cause". In the event of a termination for Cause, Employee shall have no right to receive any Severance Payment, as defined below;

         (iv) By Company Without Cause. The Company may terminate this Agreement and Employee's employment without Cause upon written notice to Employee. In the event of a termination by the Company Without Cause, the Employee will be entitled to any Severance Payment as defined below;

         (v) By Employee Without Good Reason. Employee may, without Good Reason (as hereinafter defined), resign or otherwise terminate this Agreement and Employee's employment effective upon written notice is provided to the Company. If Employee resigns or otherwise terminates his employment without Good Reason, Employee shall have no right to receive any Severance Payment as defined below; and

         (vi) By Employee for Good Reason. Employee shall have "Good Reason" to terminate his employment hereunder upon the occurrence of any of the following events, unless Employee agrees in a writing executed contemporaneously with or after the occurrence of the event that it shall not constitute "Good Reason":
(1) Employee is demoted by means of a material reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in paragraph 1(a) hereof, (2) Employee terminates his employment (for any reason) within ninety (90) days following a

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Change of Control (as defined below), (3) Employee is required to work from a location not in the greater Chicago area for an average of more than three days per week, including travel time to and from such location, over the course of any calendar month, or (4) any breach by Company of the terms of this Agreement. Prior to termination of employment for "Good Reason" pursuant to clauses (1),
(3) or (4) above, Employee shall be required to grant Company five (5) business days' written notice to cure the event or condition giving rise to such "Good Reason." In the event the Employee terminates his employment for Good Reason, Employee will be entitled to Severance Payment as defined below.

         (vii) Change of Control. A "Change of Control" means the occurrence of any of the following events; provided that in no event shall the Closing (hereinafter defined) constitute a Change of Control:

         (1) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (the "Exchange Act")) (other than persons who are stockholders of the Company immediately prior to the transaction) together with its affiliates, excluding employee benefit plans of the Company, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;

         (2) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, or the sale of substantially all of the assets of the Company to another person or entity;

         (3) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders of the Company or affiliates immediately prior to the transaction) owning more than 50% of the combined voting power of all classes of securities/interests of the Company; or

         (4) individuals who at the beginning of any two-year period constitute the board of directors, plus new directors of the Company whose election or nomination for election by the Company's shareholders is approved by a vote of at least two-thirds of the directors of the Company still in office who were directors of the Company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the board of directors.

         (c) As used herein, "Severance Payment" shall mean the product of x and y, where:

        "x" means the remainder of twenty-four (24) after subtracting the lesser of (i) twelve (12) or (ii) the number of whole months from the Effective Date to the date Employee's employment under this Agreement is terminated for any reason, and

        "y" means the sum of (i) the Employee's monthly base salary (as in effect on the date of the termination of employment giving rise to the Severance Payment), (ii) the total amount of bonus (both Performance and Discretionary Bonus) paid to Employee under this Agreement, divided by the number of whole months from the Effective Date to the date Employee's employment under this Agreement is terminated, and (iii) $610 (which amount (1) shall be increased by twelve (12%) percent each year on the anniversary of the Effective Date, and (2) as adjusted, is intended to compensate Employee for the approximate monthly value of employee benefits lost by Employee due to the termination).

        (d) Upon termination of this Agreement for any reason provided above, in addition to the above payments, if any, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Employee's obligations under paragraphs 7, 8, 9, and 10 herein shall survive such termination if applicable in accordance with their terms.

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         (e) Unless otherwise required by paragraph 2(e), the Severance Payment shall be paid to Employee in a single lump sum by no later than ten (10) days following the termination giving rise to such Severance Payment.

         4. Existing Motient Options. As of the Effective Date, Employee is the holder of certain outstanding and unexpired compensatory options (the "Existing Motient Options") entitling Employee to purchase shares of common stock of the Company. To the extent the terms of the Existing Motient Options do not already so provide, the Company agrees to amend them (without any other changes or amendments to the detriment of Employee's rights thereunder) so that as of and after the Effective Date:

         (a) The vesting of Employee's right to exercise the Existing Motient Options and his rights to the underlying stock to be acquired under the Existing Motient Options shall be accelerated so that Employee shall become fully vested in all such rights as of the first of the following to occur:

         (i) the Closing, as defined below;

         (ii) a Change of Control, as defined in this Agreement; or

         (iii) the Employee becoming entitled to a Severance Payment under this Agreement.

         The Company currently anticipates entering into one or more transactions that would serve to create two distinct public entities, one of which would control TerreStar and one of which would control Mobile Satellite Ventures LP ("MSV"), by way of merger, acquisition, sale, spin-off or other strategic transaction. As used herein, the term "Closing" shall refer to the closing of such transaction(s).

         (b) The expiration of the Existing Motient Options following the termination of this Agreement for or upon any reason other than for Cause and, in turn, the Employee's right to exercise each of his Existing Motient Options, shall be extended until the later of:

         (i) the fifteenth (15th) day of the third month following the date on which the Existing Motient Option would have otherwise expired, or

         (ii) December 31 of the calendar year in which the Existing Motient Option would have otherwise expired.

         5. Existing TerreStar Options. As of the Effective Date, Employee is the holder of certain outstanding and unexpired compensatory options ("Existing TerreStar Options") granted pursuant to the TerreStar Networks Inc. 2002 Stock Incentive Plan, which, subject to vesting, entitle Employee to purchase shares of common stock of TerreStar Networks Inc. ("TerreStar"). To the extent the terms of the Existing TerreStar Options do not already so provide, the Company agrees to cause the amendment of such options (without any other changes or amendments to the detriment of Employee's rights thereunder) so that as of and after the Effective Date:

         (a) The vesting of Employee's right to exercise the Existing TerreStar Options and his rights to the underlying share of TerreStar stock to be acquired under such options shall be accelerated so that Employee shall become fully vested in all such rights as of the first of the following to occur:

         (i) the Closing, as defined in this Agreement;

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         (ii) a Change of Control, as defined in this Agreement; or

         (iii) the Employee becoming entitled to a Severance Payment under this Agreement.

         (b) The expiration of the Existing TerreStar Options following the termination of this Agreement for or upon any reason other than termination for Cause and, in turn, the Employee's right to exercise each of his Existing TerreStar Options, shall be extended until the later of:

         (i) the fifteenth (15th) day of the third month following the date on which the Existing TerreStar Option would have otherwise expired, or

         (ii) December 31 of the calendar year in which the Existing TerreStar Option would have otherwise expired.

         6. Motient Stock. As of the Effective Date, the Company shall grant to Employee pursuant to the Motient Corporation 2004 Restricted Stock Plan 15,000 restricted shares of common stock of the Company (the "Motient Restricted Shares"), which under the term of the grant, shall vest as of the Closing. Employee and the Company hereby agree that the Closing would constitute a Change of Control, as such term is defined in the Restricted Stock Agreement. Except for those items to be completed when the necessary information is available (including the grant number and date of grant), the Restricted Stock Agreement containing the terms and conditions of the grant of the Motient Restricted Shares shall be identical in substance, and substantially similar in form, to Exhibit A, attached hereto and incorporated by reference.

         7. Return of Company Property. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Employee by or on behalf of the Company or its representatives, vendors or customers which pertain to the business of the Company shall be and remain the property of the Company and be subject at all times to its discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or which is collected by Employee shall be delivered promptly to the Company without request by it upon termination of Employee's employment.

         8. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, if conceived during employment, and which are directly related to the business of the Company and which Employee conceives as a result of his employment by the Company. Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

         9. Trade Secrets. Employee agrees that he will not, during or after the term of this Agreement, disclose the specific terms of the Company's relationships or agreements with their significant vendors or customers or any other significant and material trade secret of the Company, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever, and except as required to be disclosed under applicable securities or other laws, or as such terms or secrets are otherwise in the public domain independent of any actions taken by Employee.

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         10. Confidentiality.

         (a) Employee acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Employee further acknowledges and agrees that Employee owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws and, that unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

         (b) Both during the term of Employee's employment and after the termination of Employee's employment for any reason (including wrongful termination), Employee shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Employee. Employee shall not, at any time (either during or after the term of Employee's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Board of Directors of the Company, or permit any other person to do so. Employee shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This Agreement applies to all Confidential Information, whether now known or later to become known to Employee.

         (c) Upon the termination of Employee's employment with the Company for any reason, and upon request of the Company at any other time, Employee shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Employee shall certify to the Company in writing that all such materials have been returned.

         (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Employee) that is not generally known to any person in the same business as the Company. Confidential Information includes, but is not limited to, the following: all trade secrets of the Company; all non-public information that the Company has marked as confidential or has otherwise described to Employee (either in writing or orally) as confidential; all non-public information concerning the Company's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company; all information relating to the Company's operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all Company computer hardware or software manuals; all Company training or instruction manuals; and all Company data and all computer system passwords and user codes.

         11. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Employee agrees to indemnify the Company for any claim,

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including, but not limited to, reasonable attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Employee and such third party which was in existence as of the date of this Agreement.

         12. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding and paragraph 1(b), this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

         13. No Mitigation or Offset. Employee shall not be required to mitigate the amount of any Company payment provided for in this Agreement by seeking other employment or otherwise. The amount of any payment required to be paid to Employee by the Company pursuant to this Agreement shall not be reduced by any amounts that are owed to the Company by Employee, or by any setoff, counterclaim, recoupment, defense or other claim, right or action.

         14. Release. Notwithstanding anything in this Agreement to the contrary, upon termination of employment hereunder, Employee shall not be entitled to receive any payments pursuant to this Agreement unless Employee and Company have executed a mutual general release of all claims each may have against the other and its affiliates in a form of release reasonably mutually acceptable to all parties thereto, and such release has become final; provided that in no event shall the Company be released from any indemnification obligations to the Employee arising by virtue of the Company's Articles of Incorporation or otherwise required by law; and further provided, that Employee may waive Company's obligation to execute such release in Employee's sole discretion.

         15. Complete Agreement. Employee has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Employee and of all the terms of this Agreement. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term. Without limiting the generality of the foregoing, either party's failure to insist on strict compliance with this Agreement shall not be deemed a waiver thereof.



         16. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:


         To the Company:    Motient Corporation
                            300 Knightsbridge Parkway
                            Lincolnshire, Illinois
                            Attention: Human Resources
                            Facsimile: 847-478-4810



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         To Employee:       Robert Macklin

         Notice shall be deemed given and effective on the earlier of three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. In addition, notice must be e-mailed on the date of mailing. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 16.

         17. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

         18. Governing Law. This Agreement shall in all respects be construed according to the laws of the State of Illinois, without regard to its conflicts of law provisions.

         19. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

         20. Employee's Legal Expenses. The Company will pay to Employee an amount equal to his actual reasonable legal expenses incurred in successfully negotiating and documenting this Agreement and all collateral agreements, including tax advice related thereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective for all purposes as of the Effective Date.

                                    Motient Corporation


                                    By:  /s/ Ray Steele
                                         ---------------------------------------
                                    Name:    Raymond Steele
                                    Title:   Chairman, Compensation Committee


                                    EMPLOYEE:


                                    /s/ Rob Macklin
                                    --------------------------------------------
                                    Name: Robert Macklin






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